Exhibit 10.5

COMMERCIAL LEASE

This Commercial Lease (this " Lease") is entered into as of the 1st day of July 2024 by and between Deborah Portnoy ("Lessor ") and Crvo-Cell International , Inc. ("Lessee ").

WITNESSETH: That for and in consideration of the mutual covenants, promises and conditions contained herein, Lessor hereby lets, leases and devises to Lessee, and Lessee does hereby take and accept as lessee on and subject to the terms, provisions, covenants, conditions, and limitations hereof, the premises, as-is, located in Miami-Dade County, Florida, and known as 10178 Collins Ave., Suite 103, Bal Harbour, FL 33154 (hereinafter the “Premises). Lessor and Lessee (each individually a "Party" and collectively herein after the " Parties") further agree as follows:

I. Term. The term of this Lease shall commence on July 1, 2024 (the "Lease Commencement Date") and shall expire on June 30, 2026 (the "Original Term ").

2. Rent. For the lease of the Premises set forth herein, Lessee shall pay to Lessor Four Thousand Dollars Four Hundred (S4,400.00) per month for the initial 12 month period and for the subsequent 12 months, Lessee will pay an increase of 7% or $4,708 per month. The monthly rent amount shall be paid on a monthly basis to Lessor on the first day of each calendar month in advance without demand. The monthly rent amount (" Rent") shall be payable to Lessor via direct bank deposit in accordance with Lessor’s instructions.. No additional time shall be granted to Lessee for mailing payment. If any amount of Rent is not paid within five (5) days of when due, Lessee agrees to pay, without demand, a late fee in the amount of ten percent (I0%) of the amount of Rent. If any amount of Rent remains unpaid for fifteen (15) days after its due date, that amount will thereafter bear interest at ten percent (I8%) per annum until paid.

3. Advanced Rent and Security Deposit. Lessee has paid in advance a Security Deposit in the amount of $4,000.00 to Lessor at the time of execution of lease. The Security Deposit shall be held by Lessor without liability for interest and as security for the performance by Lessee of Lessee's covenants and obligations under this lease and any damages suffered by Lessor as a result of breach of this lease, including, but not limited to, attorneys' fees and costs. The Security Deposit shall not be considered: (i) an advance payment for any monetary lease obligations or (ii) a measure of Lessee's damages in case of default by Lessee. Lessor may, from time to time, without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good or to satisfy any obligation of Lessee hereunder, if Lessee has failed to do so after notice and an opportunity to cure, and following any such application of the Security Deposit, Lessee shall pay to Lessor the amount so applied in order to restore the Security Deposit to its original amount. If Lessee is not in default at the termination of this Lease and, after application of any amounts necessary from the Security Deposit to either a) restore the Premises to its original condition, exclusive of normal wear and tear; or b) pay any outstanding sum due to Lessor as a result of any term of this lease, the balance of the Security Deposit remaining after any such application shall be returned by Lessor to Lessee within sixty (60) days.

4. Renewal. Provided that Lessee is not in default of any term herein, this Lease will renew for subsequent one-year terms unless the Lessee notifies the Lessor of its intent not to renew 120 days prior to the expiration of the lease term at that time in effect. The Lessor may terminate the lease upon 30 days’ notice to the Lessee. After the first term, each subsequent Lease term will be subject to a monthly rent increase of 7.0%.

5. Use of the Premises. Lessee shall use and occupy the Premises for the purpose of office use solely by David Portnoy. Lessee has examined the Premises and acknowledges it to be in good repair and suitable for Lessee’s use.

6. Assignment or Subletting. Lessee may not assign this Lease nor sublease the Premises in whole or in part.

7. Surrender of the Premises. At the end of the Original Term or any Renewal Term (if applicable, hereafter defined), as the case may be, Lessee shall surrender the Premises in as good condition as they were at the beginning of such term, reasonable wear and tear and damage by fire, the elements, or other casualty excepted, and remove all goods, trade fixtures and other personal property of Lessee and of all persons claiming through or under Lessee, and to peaceably yield up to Lessor the Premises and all keys, locks and fixtures (other than trade fixtures of Lessee) connected therewith in as good repair, order and condition. By execution of this Lease, Lessee acknowledges and affirms the Premises are in good condition without damage and that the Premises are immediately appropriate for Lessee's use.

8. Utilities: Lessor shall be responsible for the payment of all utilities for the Premises.

9. Notices. Any notice which may or shall be given under the terms of this Lease shall be in writing and shall either be delivered by hand, posted, electronic mail, sent by United States certified mail overnight courier, or as otherwise provided by law to the parties at the addresses set forth above, or at such other addresses as may from time to time be designated in writing by the party changing such address. Unless otherwise stated in this Lease, notice shall be deemed given when delivered if delivered by hand, posting, overnight courier or electronic mail. Electronic mailing addresses for notices shall be:

LESSOR: deb.portnoy@gmail.com LESSEE: legalnotice@cryo-cell.com

10. Attorney's Fees. Notwithstanding any other provision in this Lease, in the event of any litigation arising out of this Lease or any judgment for enforcement of same, the prevailing party shall be entitled to recover its costs and reasonable attorney's fees from the non-prevailing party, including through collection thereon and the determination of the amount of appropriate fees and costs to be awarded.

11. Entire Agreement. This Lease contains all of the terms, covenants, conditions and understandings between the parties and no alterations or modifications hereto shall be valid unless made in writing and signed by an authorized representative of each party.

IN WITNESS WHEREOF, the parties have executed this Lease, to be effective as of the July 1, 2024.

Lessee: Lessor:

_/s/ Jill Taymans_____________ _/s/ Deborah Portnoy_____________________

Cryo-Cell International, Inc. Deborah Portnoy

By: Jill Taymans Date: June 25, 2024

Date: June 25, 2024